EXHIBIT 99.01

FOR IMMEDIATE RELEASE                                           NEWS RELEASE


Contact:  Fran Barsky
          Manager, Investor Relations and
          Corporate Communications
          Cree, Inc.
          (T) 919-313-5397
          (F) 919-313-5615
          Fran_Barsky@Cree.com


                  CREE REPORTS RECORD REVENUE AND EARNINGS FOR
                       FOURTH QUARTER AND FISCAL YEAR 2004

       Quarterly EPS Increases 40% Sequentially to $0.28 Per Diluted Share
             Gross Margin Increases to 52% of Fourth Quarter Revenue


Durham, NC, July 27, 2004 - Cree, Inc. (Nasdaq: CREE) today reported quarterly revenue for its fiscal year 2004 fourth quarter of $90,862,000, a 42 percent increase over the $64,061,000 reported in the fourth quarter of fiscal 2003. Net income for the fourth quarter increased 84 percent to $20,985,000, or $0.28 per diluted share, compared to $11,391,000, or $0.15 per diluted share reported for the fourth quarter of fiscal 2003. Operating income grew 98 percent to $29,059,000 compared to $14,651,000 reported in the comparable prior year period. Overall gross margin for the fourth quarter of fiscal 2004 increased to 52 percent compared to 50 percent reported in the third quarter of fiscal 2004, while after tax net margin increased to 23 percent of revenue. The fourth quarter results include routine year-end adjustments that benefited net income by approximately $500,000 net of tax.

For the year ended June 27, 2004, Cree reported revenue of $306,870,000, an increase of 34 percent over the $229,822,000 reported for the year ended June 29, 2003. Net income for the year increased 66 percent to $57,960,000, or $0.77 per diluted share, compared to $34,901,000, or $0.46 per diluted share, in the year ago period.

Chuck Swoboda, President and CEO of Cree stated, "We reported record revenue and earnings for the quarter and year which exceeded our targets. Our 18 percent sequential growth in revenue was led by very strong LED chip demand from our customers. We are particularly pleased that these higher sales, combined with lower LED unit costs, provided our highest gross margin in over three years at 52 percent of revenue. As we move forward, we believe our business has the opportunity for strong revenue and profitability growth based on our pipeline of brighter LED products currently in development, anticipated lower LED costs due to our three-inch wafer conversion and other cost reduction efforts. With over 85 percent of our Q1 sales target already booked, we believe the company is well positioned for a strong start to fiscal year 2005."

Business Outlook
----------------

Cree provided guidance for its first quarter of fiscal 2005 indicating that it currently targets revenue in a range of $95 to $97 million with earnings of $0.26 to $0.28 per diluted share. These targets are higher than the current First Call analyst consensus estimates for the first quarter of fiscal 2005 of $90.8 million for revenue and $0.23 per diluted share for earnings.

Cree will host a conference call at 5:00 p.m. Eastern Time today to review the highlights of the fourth quarter and year end fiscal 2004 results. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree's website at www.cree.com and go to "News & Investor--Overview" for webcast details. The call will be archived and available on the website through August 9, 2004.

Supplemental financial information is available under "Q4 '04 Financial Metrics" in the "Investor Info" section of Cree's web site at http://www.cree.com/ News/metrics.asp.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC), gallium nitride (GaN) and silicon (Si) materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes (LEDs), near UV lasers, radio frequency (RF) and microwave devices, and power switching devices. Targeted applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of this release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; the risk that price stability, improved operational efficiencies, and the favorable product mix we have recently experienced will not continue ; the risk that, due to the complexity of our manufacturing processes, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with our pending securities litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 29, 2003 and subsequent reports filed with the SEC.

Cree, and the Cree logo are registered trademarks of Cree, Inc.

                               -- Tables Follow --

                                                  CREE, INC.
                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (in thousands, except per share data)



                                                          Three Months Ended             Twelve Months Ended
                                                       6/27/2004      6/29/2003        6/27/2004      6/29/2003
                                                      (Unaudited)    (Unaudited)       (Audited)      (Audited)
                                                      -----------    -----------      -----------    -----------
Product revenue                                        $  82,792      $  57,813        $ 279,923      $ 202,962
Contract revenue                                           8,070          6,248           26,947         26,860
                                                      -----------    -----------      -----------    -----------
Total revenue                                             90,862         64,061          306,870        229,822

Cost of product sales                                     37,132         30,063          136,112        109,726
Cost of contract sales                                     6,206          5,103           22,342         20,926
                                                      -----------    -----------      -----------    -----------
Total cost of sales                                       43,338         35,166          158,454        130,652

Gross profit                                              47,524         28,895          148,416         99,170

Operating expenses:
Research and development                                   9,689          8,834           36,886         31,203
Sales, general and administrative                          7,986          5,333           31,654         26,326
Severance expense                                              -              -                -            400
Loss on disposal of fixed assets                             790             77            1,016          1,569
                                                      -----------    -----------      -----------    -----------
Operating expenses                                        18,465         14,244           69,556         59,498

Gain on termination of supply agreement                        -              -                -          5,000

Income from operations                                    29,059         14,651           78,860         44,672

Non-operating income (expense):
(Loss) gain on investments in marketable securities            -              -                -         (2,067)
Other non-operating income (expense)                           1            488            1,008            442
Net interest income                                          946            254            3,725          4,117
                                                      -----------    -----------      -----------    -----------
Income before income taxes                                30,006         15,393           83,593         47,164

Income taxes                                               9,021          4,002           25,633         12,263
                                                      -----------    -----------      -----------    -----------
Net income                                             $  20,985      $  11,391        $  57,960      $  34,901
                                                      ===========    ===========      ===========    ===========

Net income per share, diluted                          $    0.28      $    0.15        $    0.77      $    0.46
                                                      ===========    ===========      ===========    ===========

Weighted average shares of common
   stock outstanding, basic                               73,603         73,719           74,008         73,196

Weighted average shares of common
   stock outstanding, diluted                             75,643         76,194           75,745         75,303

                                   CREE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)



                                                            Balance Sheet
                                                       6/27/2004      6/29/2003
                                                       (Audited)      (Audited)
                                                       ---------      ---------
Assets:
Current assets:
Cash & equivalents & short term investments            $ 158,163      $ 140,037
Accounts receivable, net                                  47,766         43,901
Inventory                                                 19,428         17,674
Current portion of deferred income taxes                   2,560          1,863
Other current assets & prepaid expenses                    6,976          5,880
                                                       ---------      ---------
Total current assets                                     234,893        209,355

Property, plant & equipment, net                         273,342        251,346
Long-term investments held to maturity                    72,730         58,794
Long term portion deferred income taxes                   13,709         38,528
Patents and license rights, net                           19,831          7,146
Long-term marketable securities                           22,002              -
Other assets                                               5,202         16,119
                                                       ---------      ---------
Total assets                                           $ 641,709      $ 581,288
                                                       =========      =========

Liabilities & Shareholders' Equity:
Current liabilities:
Accounts payable trade                                 $  25,103      $  14,916
Accrued salaries & other expenses                         11,442          7,843
Deferred revenue                                           8,437          5,533
                                                       ---------      ---------
Total current liabilities                                 44,982         28,292

Long term liabilities:
Long term deferred tax liability                          17,594         17,594
Other long term liabilities                                    -             31
                                                       ---------      ---------
Total long term liabilities                               17,594         17,625

Shareholders' Equity:
Common stock                                                  91             92
Additional paid in capital                               506,275        526,318
Comprehensive income                                       5,627              -
Deferred compensation                                          -           (218)
Retained earnings                                         67,140          9,179
                                                       ---------      ---------
Total shareholders' equity                               579,133        535,371
                                                       ---------      ---------
Total liabilities & shareholders' equity               $ 641,709      $ 581,288
                                                       =========      =========


                                   CREE, INC.
                          OPERATING SEGMENT INFORMATION
                                 (in thousands)




                                                              Three Months Ended             Twelve Months Ended
                                                           6/27/2004     6/29/2003         6/27/2004    6/29/2003
                                                          (Unaudited)   (Unaudited)        (Audited)    (Audited)
                                                          -----------   -----------        ---------    ---------
Revenue:

Cree*                                                      $  88,354     $  63,361         $ 299,152    $ 227,025
Cree Microwave                                                 2,508           700             7,718        2,797
                                                          -----------   -----------        ---------    ---------
Total revenue                                              $  90,862     $  64,061         $ 306,870    $ 229,822
                                                          ===========   ===========        =========    =========

Net income (loss) before income taxes:

Cree*                                                      $  31,699     $  18,831         $  93,560    $  59,050
Cree Microwave                                                (1,693)       (3,438)           (9,967)     (11,886)
                                                          -----------   -----------        ---------    ---------
Total net income before income taxes                       $  30,006     $  15,393         $  83,593    $  47,164
                                                          ===========   ===========        =========    =========


* Includes interest income and other segment operating results